Pricing Supplement Dated March 15, 1999                           Rule 424(b)(3)
(To Prospectus Dated July 29, 1998)                           File No. 333-59551

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       JP Morgan
Principal Amount:            $25,000,000.00
Agent's Discount
  or Commission:             $47,895.00
Net Proceeds to Company:     $24,952,105.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  03/18/99
Maturity Date:               06/16/03
____________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each March 15, June 15, September 15, and December 15.
                        The first interest reset date will be March 18, 1999.
                        The final reset date will be March 15, 2003.
Interest Payment Dates: Each March 15, June 15, September 15, and December 15
                        commencing June 15, 1999 and ending June 16, 2003.
Index Maturity:         3 Months
Spread (+/-):           +.20%

Day Count Convention:
      /X/ Actual/360 for the period from 03/18/99 to 06/16/03
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal               / /  Agent